EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors NYMAGIC, INC.:

We consent to incorporation by reference in registration statements (No. 33-10780, 2-94924 and 33-88342) on Form S-8 of NYMAGIC, INC. of our report dated February 15, 2000 relating to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in the December 31, 1999 Annual Report on Form 10-K of NYMAGIC, INC.


                                /s/ KPMG LLP
                                KPMG LLP

New York, New York
March 30, 2000